Exhibit 21

                        MOVIE STAR, INC. AND SUBSIDIARIES

Company owns 100% of the voting securities of all of its subsidiaries, which are included in the consolidated financial statements.

Name of Subsidiary              Ownership         State of Incorporation
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P.J. San Sebastian, Inc.          100%                   Delaware


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    THE COMPANY WILL FURNISH A COPY OF THE EXHIBITS TO THIS ANNUAL REPORT UPON
THE WRITTEN REQUEST OF A PERSON REQUESTING COPIES THEREOF AND STATING THAT HE IS A BENEFICIAL HOLDER OF THE COMPANY'S COMMON STOCK AT A CHARGE OF $.35 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON SUCH PERSON'S INQUIRY. REQUESTS FOR COPIES AND INQUIRIES SHOULD BE ADDRESSED TO:

                               MOVIE STAR, INC.
                               136 MADISON AVENUE
                               NEW YORK, NEW YORK   10016
                               ATTENTION:  CORPORATE SECRETARY